English translation serves information purposes.	Exhibit 10.4
Original German text shall be binding in all respects

Pledge of Balances/Deposits

of 3 August 2012

GIT Worms S.à r.l., Luxembourg

15, rue Edward Steichen

L-2540 Luxembourg

(the “Assignor”)

and

Bayerische Landesbank

Brienner Straße 18

80333 Munich

(the “Bank”)

enter into the following Pledge Agreement:

1.	Pledge and Pledged Collateral

1.1.	The Assignor hereby pledges to the Bank any existing and future balances at

Bayerische Landesbank

1.2.	on the account no. xxx including interest

(the “Pledged Collateral”).

2.	Purpose of the Collateral

2.1.	The lien serves as security for all existing and future, contingent and temporary claims, which the Bank with all of its domestic and foreign offices has against the Assignor arising out of their banking business relationship. The lien shall also secure all statutory and pre-contractual claims resulting from the business relationship between the Bank and the Assignor.

2.2.	If the Assignor has assumed the liability for the liabilities of another customer of the Bank (e.g. as a guarantor (Bürge)), the lien shall only secure the debt arising out of the assumption of liability once it becomes due.

3.	Assignor’s Right of Disposal

The Assignor represents and warrants that it may dispose of the Pledged Collateral without limitation, in particular that

•	it has not disposed of the Pledged Collateral in whole or in part, in particular by pledge or assignment to another third party;

•	that the Pledged Collateral is not subject to attachment in whole or in part.

4.	Release of Collateral

4.1.	After complete satisfaction of the claims secured by this pledge, the Bank is obliged to release the Pledged Collateral towards the Assignor and to transfer the enforcement proceeds to the Assignor to the extent they exceed the amount of the secured claims. However, the Bank will transfer its lien or the enforcement proceeds which exceed the secured claims to a third party, if it is under a related obligation.

4.2.	Prior to complete satisfaction of the Bank’s claims which are secured by this pledge, the Bank is obliged, upon request, to fully or partially release the Pledged Collateral or other securities as the Bank may choose, to the extent that the realizable value of all securities exceeds, not merely temporarily, 110% of the secured claims.

4.3	When selecting the securities to be released, the Bank will take the legitimate interests of the Assignor and the other security providers into account.

5.	Bank’s Right of Enforcement

5.1.	The Bank is entitled to realize and enforce the Pledged Collateral if the Assignor is in arrears with due payments on the claims secured according to Sec. 2 of this Agreement. The Bank will only take those measures that are necessary to satisfy the outstanding claims.

5.2.	The Bank will give the Assignor at least three weeks prior written notice of the enforcement. The Bank will indicate the amount giving rise to the enforcement proceedings in the notice.

5.3.	A prior notification of the Assignor is not required if the notification would be inappropriate (untunlich), if the Assignor has ceased to pay, or if it has filed for insolvency proceedings in regard of its assets, if insolvency proceedings have been initiated by court or if the opening of insolvency proceedings has been refused by reason of insufficient funds. Insolvency petitions against the Borrower are irrelevant insofar as they abuse legal rights (rechtsmissbräuchlich) and are vexatious (schikanös) and it is to be expected that they will be rejected by the competent court for other reasons than insufficient funds.

5.4.	The Bank may give notice of withdrawal of the balance and deposits without the involvement of the Assignor and independently receive, and confirm receipt of, the owed amounts. The prior obtaining of a judicially enforceable instrument (Vollstreckungstitel) is not required.

5.5.	The Bank may demand from the Assignor to realize the saving certificates (Sparbriefe) or other registered securities (Namenspapiere) in the best way possible or to cooperate in the realization and enforcement. The Assignor shall then without undue delay surrender to the Bank any proceeds obtained from the realization and enforcement of the Pledged Collateral.

5.6.	The Bank may choose which of several securities shall be enforced. When selecting and enforcing the security, the Bank will take the legitimate interests of the Assignor and the other security providers into account.

5.7.	Following the enforcement of the Pledged Collateral, the Bank will use the proceeds, after deduction of any taxes and costs payable by it, for the settlement of the secured claims.

If the Pledged Collateral becomes due prior to maturity of the secured claims, the Bank shall have the right but not the obligation, to collect the proceeds without involvement of the Assignor and to pay such proceeds into a fixed deposit account as one-month money at conditions customary in the market. Such fixed deposit, including interest, is hereby pledged to the Bank and secures the claims secured pursuant to Sec. 2.

5.8.	If the enforcement proceeds are insufficient to repay all of the Bank’s claims secured pursuant to Sec. 2, the Bank, acting reasonably, may choose how to apply the proceeds.

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6.	Disposals

Disposals of the Pledged Collateral are permissible without the Bank’s prior consent.

The Bank is entitled to revoke the Assignor’s right of disposal if the Assignor violates it contractual obligations towars the Bank.

7.	Costs and Fees

The Assignor is obliged to bear any costs incurred in connection with this Agreement and its performance, as well as any related fees. In particular, this includes costs in relation to the examination, assessment and enforcement of the Pledged Collateral (even if such measures are taken by a third party mandated by the Bank).

8.	Miscellaneous

8.1. This Agreement shall be governed by German law.

8.2. To the extent permitted by law, place of jurisdiction and performance shall be Munich.

8.3. Changes and amendments to this Agreement, including this Sec. 8.3., require the written form.

8.4.	If one or several provisions of this Agreement are invalid or unenforceable, entirely or in part, or if this Agreement contains a loophole, this shall not affect the validity of the remaining provisions of this Agreement. The parties undertake to replace the invalid or unenforceable provisions and fill the loophole with such valid provision that comes closest to the original purpose of the Agreement.

3. August 2012	/s/ Kees-Jan Avis
Luxembourg, this [date]	GIT Worms S.à.r.l.

München, 13.08.2012	/s/ Dennis Exner /s/ Esther Schreck-Rob
Bayerische Landesbank

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